EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

SIGNS AGREEMENT WITH ATLAS PIPELINE PARTNERS, L.P.

Dallas, Texas – March 9, 2005 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it had entered into a definitive agreement with Atlas Pipeline Partners, L.P. to sell its Oklahoma gathering, treating and processing assets, referred to as the Elk City system. The purchase price of $190 million will be used to repay a portion of the indebtedness incurred by the Partnership in its recent acquisition of the Houston Pipeline system and related storage facilities. This sale will allow the Partnership to devote more attention to its core midstream assets, located in the state of Texas.

“The Partnership remains committed to strengthening its balance sheet while continuing its growth strategy. In the last 60 days, the Partnership has refinanced $750 million of its indebtedness for ten years at a fixed rate of 5.95%, raised $350 million of equity financing in connection with its acquisition of the Houston Pipeline system, and now a $190 million reduction of indebtedness through this proposed transaction,” stated H. Michael Krimbill, the Partnership’s President and Chief Financial Officer.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 12,000 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 7.6 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 310 customer service locations in 33 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer, at 918-492-7272.